CUSIP No. 92656G 10 8                                          Page 7 of 8 pages

                                Exhibit 99.20.1


                        Contingent Dissolution Agreement

         This Contingent Dissolution Agreement (this "Agreement") is made as of December 10, 1997 by and between CEA Investors Partnership II, Ltd., a Florida limited partnership ("CEA II, Ltd.") and StarNet Interactive Entertainment, Inc., a Delaware corporation ("StarNet").

                                   Background

         1. CEA II, Ltd. and StarNet entered into a partnership agreement dated as of August 24, 1993 to form a Delaware general partnership (the
"Partnership").

         2. The Partnership was formed to jointly hold an equity interest in The Box Worldwide, Inc., a Florida corporation (the "Box") (f/k/a Video Jukebox Network, Inc.) for the purpose of obtaining control of the Box in order to maximize shareholder values.

         3. The Box has entered into a merger agreement with TCI Music, Inc. ("TCI") whereby the Box will merge into TCI following shareholder approval and the satisfaction of all conditions precedent (the "Merger").

         4. If the Merger is consummated, the purpose of the Partnership will have been satisfied and the Partnership should dissolve and distribute all of its assets to the partners.

                                      Terms

         AND NOW, intending to be legally bound, CEA II, Ltd. and StarNet hereby agree as follows:

         1. Dissolution and Distribution. Upon the consummation of the Merger, the Partnership shall irrevocably dissolve and distribute to its partners all of the remaining assets of the Partnership without any further action on the part of any partner.

         2. Timing of Dissolution. The Partnership shall be deemed to have dissolved immediately prior to the consummation of the Merger, and any shares of the Box held by the Partnership shall be deemed to have been distributed to the partners in proportion to their percentage ownership of the Partnership immediately prior to the consummation of the Merger, so that each of the partners (and not the Partnership) shall exchange in the Merger shares of stock of the Box held directly by each of them.

         3. No Dissolution Without Consummation of Merger. Notwithstanding the foregoing, the Partnership shall not dissolve or distribute its assets to the partners unless the Merger is consummated by the parties thereto.

CUSIP No. 92656G 10 8                                          Page 8 of 8 pages


         IN WITNESS WHEREOF, CEA II, Ltd. and StarNet, intending to be legally bound hereby, have caused their duly authorized officers to execute this Agreement as of the date first written above.


                                  CEA Investors Partnership II, Ltd.

                                  By: CEA Investors, Inc., its General Partner

                                  By: /s/ David Burns
                                     ------------------------------------
                                  Name:   David Burns
                                  Title:  Vice President


                                  StarNet Interactive Entertainment, Inc.



                                  By: /s/ H.F. Lenfest
                                      ------------------------------------
                                  Name:  H.F. Lenfest
                                  Title: President